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                                                                    EXHIBIT 11
                                                                    ----------


                              AIRWAYS CORPORATION

         COMPUTATION OF WEIGHTED AVERAGE SHARES AND PER SHARE EARNINGS

                      (In thousands except per share data)
                                  (Unaudited)




                                                           FOR THE YEARS ENDED MARCH 31,
                                                      --------------------------------------
                                                      1996           1995               1994
                                                      ----           ----               ----
Weighted average number of common
  shares outstanding                                  8,940              -                  -
Pro-forma impact of:
  shares issued upon incorporation in 1996                -             22                 22
  shares issued in conjunction with
  spin-off in 1996                                        -          8,905              8,905
Net effect of assumed exercise of stock
  options based on treasury stock method
  using average market price                            290              -                  -
                                                     ----------------------------------------
Weighted average shares outstanding
  (pro-forma in 1995 and 1994)                        9,230          8,927              8,927
                                                     ========================================

Net income                                           $1,187        $(3,496)            $    4
                                                     ========================================
Net income per common share (pro-forma
  in 1995 and 1994)                                  $  .13        $  (.39)            $    -
                                                     ========================================